Exhibit 99.1

MediciNova, Inc.

March 29, 2007

2:00 PM Pacific Time

Operator:	Good day, ladies and gentlemen and welcome to MediciNova’s conference call discussing certain recently clinical results. At this time all participants are in a listen-only mode. Later we will hold a question and answer session and I will give you more instructions at that time. If anyone requires assistance during the call, please press star, zero on your touchtone phone. As a reminder, ladies and gentlemen, this call is being recorded. A webcast of the call will be available at www.medicinova.com. I would now like to introduce your host for today’s call, Bonnie Feldman, Vice President of Investor Relations and Corporate Communications. Please go ahead, Dr. Feldman.

Bonnie:	Good afternoon. Thank you for joining us today to discuss the 12-month results from MN-166 MS trial that we disclosed Tuesday. Tuesday’s press release is posted on the MediciNova website at www.medicinova.com. If you would like to be added to the MediciNova distribution list, please send an email to investorrelations@medicinova.com. Our conference will contain forward-looking statements. Therefore we would like to read the following: Statements made during this conference call that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitations statements regarding MediciNova’s clinical trials supporting efficacy of a product candidate and the potential novelty of such product candidate as a treatment for disease, plans and objectives for present and future clinical trials and plans and objectives for product development. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements include but are not limited to the risks and uncertainties inherent in clinical trials of product development and commercialization, including the results of clinical trials, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of the product development; the timing cost and design of future clinical trials and research activities and other risks and uncertainties described in MediciNova’s filings with the Securities Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2006 and its periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

Speaking this afternoon will be our management team, Dr. Iwaki, our Chief Executive Officer, Dr. Kenneth Locke, our Chief Business Officer and Dr. Richard Gammans, our Chief Development Officer. Dr. Iwaki?

Dr. Iwaki:	Well, thank you, Bonnie. The purpose of today’s call is to give you all the opportunity to further understand the results of our MN-166 Phase II MS Trial, which demonstrated parts of clinical efficacy and the safety profile. We will also take questions at the end of the call. First, I would like to ask Dr. Ken Locke to explain some background of this compound. Ken, please?

Dr. Locke:	MN-166 is a novel orally administered small molecule therapeutic being evaluated by MediciNova for the treatment of MS. MN-166 has been reported to have a number of activities including the inhibition of phosphodiesterases, including PD4 leukotriene activity and nitric oxide release. These anti-inflammatory mechanisms are known to be involved in a variety of conditions, including MS. MN-166 has also been demonstrated to have anti-platelet and mild cerebrovasodilating activity that may contribute to its clinical efficacy in treating stroke patients.

MN-166 also appears to suppress the production of pro-inflammatory Th1 cytokines such as interferon gamma, Interleukin-1beta and TNF-alpha and may enhance the production of anti-inflammatory Th2 cytokines such as Interleukin-4 and Interleukin-10. These effects on cytokines have been demonstrated not only in preclinical studies but also in MS patients treated with MN-166.

The unique pharmacology of MN-166 may translate into a novel clinical profile such as that which will be described for you by Dr. Gammans. In 2004, MediciNova acquired an exclusive worldwide, excluding Japan, China, Taiwan and South Korea, sub-licensable license to MN-166 for the treatment of MS from Kyorin Pharmaceutical Company, Ltd. With this acquisition, we received expensive preclinical data, data from the existing clinical trial and formal post-marketing surveillance databases, including over 15,000 patients, indicating that Ketas® is fairly well-tolerated as well as data from two pilot clinical trials sponsored by Academic Investigators in Japan, showing beneficial effects on both clinical and non-clinical markers of activity in MS patients.

MediciNova chose to leverage this large preclinical and clinical safety database and positive pilot data in MS patients by initiating its own relatively large multi-centered double blind placebo-controlled Phase II proof of concept study of MN-166 in relapsing MS patients. The purpose of any such Phase II trial is to (1) provide evidence of activity and safety in the intended disease population and (2)

to provide guidance on dose and Phase III design considerations. We believe that this trial more than met those objectives. With that I’ll turn the call over to Dr. Gammans to describe the results of the study.

Dr. Gammans:	Thank you very much, Ken. Good afternoon, everybody and thank you for the opportunity to describe the findings of our Phase II study of MN-166 in 297 relapsing MS patients. I’ll briefly summarize the trial design and then the clinical, radiological and safety findings and finally close with some conclusions and interpretations.

The study is a double blind, randomized evaluation of MN-166 at doses of either 30 or 60 milligrams per day, compared to placebo. We are reporting the findings from the one year core period, which will be followed by another year of extension treatments. We collected data on both clinical outcomes, such as the number of relapses and the EDSS scores and MRI outcomes, such as the number and volume of active lesions. An important distinction needs to be made: MRI findings are surrogate endpoints. Their predictive value for clinical outcomes has not been validated beyond the area of immunomodulator treatments for MS and they cannot serve as primary evidence of efficacy for the purpose of regulatory approvals.

You no doubt notice that our one year core observation period is longer than that of Phase II studies of the newer T cell active drugs. This is specifically because of concerns that MRI surrogate endpoints may not predict clinical outcomes for agents in other classes and that shorter studies do not provide accurate estimates of important clinical outcomes such as relapse rate. For example, a subject who experiences one relapse in a six month study has an annual rate of two per year. If this relapse occurs at month three and she drops out of the study, the annual rate becomes four per year. But in reality her relapse rate may be no greater than the baseline rate of about 1.2 relapses per year in relapsing MS.

Since all Phase III studies and approvals focus on clinical outcomes as primary evidence of efficacy, accurate estimates are critical to Phase III design and Phase II allows us to refine those estimates in a controlled setting. We also wanted to provide some protection against false negative errors because of the questionable applicability of MRI surrogate markers for MS to agents in pharmacologic classes other than immunomodulators.

Now turning to the clinical findings. MN-166 at 60 milligrams per day significantly prolonged the time to first relapse with a p-value of 0.04. The median time to relapse for placebo and 30 milligrams per day was 244 or 255 days, respectively. The median time to relapse for 60 milligrams per day was greater than 365 days but cannot be exactly calculated at this time as less than 50 percent of those subjects have had relapses.

We also found a number of patients who were relapse-free for one year was significantly greater with a p-value of 0.03 for 60 milligrams per day at 56 percent of subjects as compared to placebo with 41 percent of subjects relapse-free. Thirty milligrams per day did not differ for placebo with a relapse-free percentage of 41.5. The annual relapse rate for one year completers was reduced on 60 milligrams per day from 0.8 to 0.6 per year with a p-value of 0.09.

Point measures of EDSS scores and change from baseline did not differ among treatments. However, the IDSS score for 60 milligrams per day treatment was significantly improved by 0.24 points as compared to placebo, which improved by 0.05 points with a p-value of 0.04. Again, 30 milligrams per day did not differ from placebo, which improved by 0.06 points on the IDSS. The IDSS is the integral of the EDSS change scores from baseline over the observation interval and reflects the degree of total disability burden for MS patients for the year of observation.

It’s noteworthy that all of the favorable clinical findings were in the 60 milligrams per day treatment group. The 30 milligram per day group did not differ meaningfully from placebo on clinical outcomes, suggesting a dose response.

Now let’s turn to the MRI findings. Treatment with either dose of MN-166 had no effect on the cumulative number of active lesions compared to placebo. However, MN-166 at 60 milligrams per day tended to reduce the cumulative volume of T1 gadolinium-enhancing lesions by about 18 percent from 2,354 millimeters cubed on placebo to about 1,956 millimeters cubed with a p-value of 0.09. The proportion of patients free of either active lesions, T1 gadolinium-enhancing lesions or new or enlarging T2 lesions, while small for each incidence, was always highest in the 60 milligram per day group with p-values ranging from 0.06 to 0.08. On these measures only, the 30 milligram per day treatment group was intermediate between placebo and 60 milligrams per day.

And finally, the reduction in the percent brain volume was significantly attenuated by treatment with 60 milligrams per day as compared to placebo. The placebo group decreased by -1.2 percent whereas the 60 milligram per day treatment group decreased by 0.79 percent with a p-value of 0.03. Brain volume decrease is more associated with disease progression and cognitive decline than with acute symptom release, as is described in various publications by Barkhof et al and a more recent publication by Jespersi et al in the archives of Neurology, February edition of this year.

The cumulative action lesion count was used as a surrogate marker for clinical improvement in immunomodulator studies and was selected as the primary endpoint for this study on the premise that a relationship between clinical measures and MRI lesion counts could be confirmed. This assumption was not met. It’s important for in both interpreting these findings and for the broader search for MS medications that differ in mechanism of the action from existing treatments to notice the marked association between MRI lesion count and important measures of clinical outcome.

Our advisors have prophesized that while lesion count was not really reduced, the neurological sequelae of the lesions apparently was attenuated in some fashion. This hypothesis certainly merits further exploration, which we plan to undertake as we move forward.

In the broader sense, the objective of Phase II is to find the clinical profile of a prospective medication and provide data that allowed design of Phase III studies, which much achieve an equal improvement on clinical outcomes to gain FDA or EMEA approval. The positive findings on clinical outcomes meet that goal.

Finally, let me turn to the safety findings, which are comprised of adverse experience reporting, serial laboratory testing, centrally read serial ECGs and, in a subset of patients, serial 24-hour holter monitoring. Across all of these measures, MN-166 at either dose exhibited a benign safety profile with only gastrointestinal adverse experiences such as nausea, vomiting or diarrhea differing from placebo. The aggregate incidence of GI side effects and placebo was approximately seven percent compared to 14 percent on either of the two active treatment groups.

I would remind you that MN-166 is marketed in Japan and Korea and has had over three million patient exposures in addition to more than 15,000 patients in various clinical studies provided through our license work here on pharmaceuticals. The AE profile found in the current study is consistent with prior reports and the broad experience provides greater reassurance of safety than is typical for a product at Phase II testing.

Current MS treatments and immunomodulators in development have a number of important safety risks, including dysthymia, possible hepatic toxicity, a risk of reversible posterior encephalopathy, PML, leucopoenia, and increased risk for serious infection. The benefit risk ratio for combinations of immunomodulators remains relatively untested. Thus, the benign safety profile of MN-166 is an important positive attribute for advancing its development in MS. Thank you very much for your attention, and I’ll now turn the call back to Dr. Iwaki for further comment.

Dr. Iwaki:	Thank you very much, Dick. At this time, I would like to invite Dr. Michael Kalafer, Senior Director of Clinical Development/Medical Director, and Mr. Shintaro Asako, Chief Finance Officer, to join the conference. Now I would like to open the call for questions.